UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 4, 2010

InfoSonics Corporation

(Exact name of registrant as specified in its charter)

Maryland	010-32217	33-0599368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4350 Executive Drive, Suite 100, San Diego, CA 92121

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (858)-373-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.                                          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 4, 2010, InfoSonics Corporation, (the “Company”) received a Nasdaq Staff Deficiency letter indicating that, for the last thirty consecutive business days, the bid price for the Company’s common stock has closed below the minimum $1.00 per share requirement for continued listing on The Nasdaq Stock Market under Nasdaq Listing Rule 5450(a)(1). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided an initial period of 180 calendar days, or until November 1, 2010, to regain compliance.  The letter states that the Nasdaq staff will provide written notification that the Company has achieved compliance with Rule 5450(a)(1) if at any time before November 1, 2010, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days.

The Company intends to monitor the bid price of its common stock and consider available options if its common stock does not trade at a level likely to result in the Company regaining compliance with Nasdaq’s minimum bid price rule by November 1, 2010.

If the Company does not regain compliance with Rule 5450(a)(1) by November 1, 2010, the Nasdaq staff will provide written notification that the Company’s securities will be delisted. In the event of such a notification, the Company may appeal the Staff’s determination to delist its securities, or alternatively InfoSonics may apply for a transfer of its securities to The Nasdaq Capital Market, if it meet the initial listing standards, with the exception of minimum bid price, for The Nasdaq Capital Market.  There can be no assurance the Staff will grant the Company’s request for continued listing nor the application for transfer to The Nasdaq Capital Market.  As of today InfoSonics meets The Nasdaq Capital Market initial inclusion criteria, with the exception of minimum bid price.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InfoSonics Corporation

Date: May 7, 2010	By:	/s/ Roger Laungani
Roger Laungani
Interim Chief Financial Officer